Exhibit 10.34

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 1, 2011, and is effective as of November 1, 2011, (the “Effective Date”) by and between Vista Staffing Solutions, Inc. (together with its affiliates, the “Company”), On Assignment, Inc. (“OA”) and Christian Rutherford (“Executive”).  The Company, OA and Executive are later in this Agreement sometimes referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

The Company, OA and Executive desire to enter into this Agreement pursuant to which Executive is employed as the President of the Company.

AGREEMENT

1.           Employment Term.  Subject to the provisions for earlier termination hereinafter provided, Executive’s employment shall continue for a term commencing on the Effective Date, and ending on December 31, 2012 (the “Initial Termination Date”); provided, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date unless either Executive or the Company elects not to so extend such term by notifying the other Party, in accordance with Section 7 below, of such election not less than sixty days prior to the Initial Termination Date, or any anniversary thereof, as applicable (in any case, the “Employment Period”).  As of the Effective Date, this Agreement shall supersede the Consulting Services Agreement (“Consulting Agreement”) entered into between Executive and OA on or about December 23, 2010.

2.           Position and Duties.

(a)           Position.  During the Employment Period, Executive shall serve as the President of the Company and shall perform such employment duties and shall have such rights, privileges and authority as are usual and customary for such position.  Executive shall report to the Chief Executive Officer of OA (currently Peter Dameris) or other individual as designated by the Board of Directors of OA.  OA shall retain full direction and control of the means and methods by which Executive performs the above services.  At OA’s reasonable request, Executive shall serve OA, the Company and/or their subsidiaries and affiliates in such other offices and capacities in addition to serving as the President of the Company as the Company shall designate, consistent with Executive’s position as President of the Company, with discussion between the parties regarding whether additional compensation beyond that specified in this Agreement is warranted.

(b)           Place of Employment.  During the Employment Period, Executive shall perform the services required by this Agreement at the Company’s principal offices in Salt Lake City, Utah, unless otherwise mutually agreed upon by the Parties.  Notwithstanding the foregoing, Executive may from time to time be required to travel temporarily to other locations on the Company’s business.

Exhibit 10.34

(c)           Exclusivity.  During the Employment Period, except for such other activities as the Compensation Committee of OA (the “Committee”) shall approve in writing in its sole discretion and as provided below in this Section 2(c), Executive shall devote Executive’s entire business time, business attention and business energies to the business and affairs of the Company, to the performance of Executive’s duties under this Agreement and to the promotion of the Company’s interests, and shall not (i) accept any other employment, directorship or consultancy, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or OA.

3.           Compensation.

(a)           Base Salary.  During the Employment Period, the Company shall pay Executive a base salary (the “Base Salary”) initially set at $271,000 per year, payable in accordance with the Company’s normal payroll procedures applicable to similarly situated senior executives of OA, as in effect from time to time.  Beginning in calendar year 2013 and thereafter during the Employment Period, the Base Salary shall be subject to annual review and increase in the sole discretion of the Committee.

                                (b)           Annual Bonus.  In addition to the Base Salary, Executive shall be eligible to earn an annual cash bonus in respect of each calendar year during the Employment Period beginning in calendar year 2012, as described below (each, an “Annual Bonus”), subject in each case to Executive’s continued employment through the 31st day of December in the year in respect of which any Annual Bonus becomes payable.  In respect of calendar year 2012 and thereafter during the Employment Period, Executive will be eligible to receive an Annual Bonus in an amount up to 75% of Executive’s Base Salary for each fiscal year, as determined by the Committee based upon OA’s and the Company’s achievement (“Tier 1”) and overachievement (“Tier 2”) of budgetary and other objectives set by the Committee after review of financial performance plans.  The Committee will determine the performance targets applicable to the Annual Bonus.  For the avoidance of doubt, Executive shall not be entitled to an Annual Bonus under the Agreement for 2011.  Each Annual Bonus shall be paid to Executive, to the extent that any such Annual Bonus becomes payable, within thirty days after the date on which the Committee conclusively determines the extent to which the applicable performance criteria have (or have not) been met.  The bonus opportunity set forth in Executive’s Consulting Agreement shall govern for calendar year 2011.

(c)           Restricted Stock Units. During the first 90 days of 2012 and subject to Committee approval, OA will grant Executive, under the OA 2010 Incentive Award Plan (the “Equity Plan”), restricted stock units (“RSUs”) with a grant date fair market value of $190,000.  Sixty percent of the grant will time vest in three equal annual installments.  The remaining 40% is performance-based (“Performance-Vesting Grant’), vesting in three equal, annual installments on the first three anniversaries of the grant date subject to attainment of the performance targets established by the Committee for that year.  The portion of the Performance-Vesting Grant which does not vest

Exhibit 10.34

because the performance goal was not attained rolls forward to become part of the following year’s Performance Vesting Grant scheduled to vest contingent upon attainment of the applicable target for the following year.  The RSUs shall be governed in all respects by the terms of the Equity Plan and the applicable RSU Agreements.  Other than the grant described in this section, equity awards  for years following 2012 shall be in the discretion of the Committee.

               (d)           Benefit Plans; Technology.  During the Employment Period, Executive and Executive’s legal dependants shall be eligible to participate in the welfare benefit plans, policies and programs (including, if applicable, medical, dental, disability, life and accidental death insurance plans and programs) maintained by OA generally for its senior executives.  In addition, during the Employment Period, Executive shall be eligible to participate in such incentive, savings and retirement plans, policies and programs as are made available to similarly situated senior executives of OA, provided, that the OA shall have no obligation, in any case, to adopt, maintain or continue any such plans, policies or programs.  During the Employment Period, Executive shall be eligible to receive technology equipment and support commensurate with Executive’s position and comparable to that provided to similarly situated senior executives of OA.

(d)           Vacation.  In accordance with applicable Company and OA policy, Executive will be free to take time off from work for vacation or other personal time at Executive’s discretion in a manner that is consistent with Executive’s duties and responsibilities to the Company and OA and that permits Executive to complete Executive’s work in a timely and professional manner, while providing excellent service to the Company’s and OA’s customers and partners and minimizing inconvenience to co-workers.

(e)           Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Executive in accordance with the expense reimbursement policy of OA applicable to senior executives of OA, as in effect from time to time, provided that Executive properly substantiates such expenses in accordance with such policy.

 4.           Termination of Employment.

           Either the Company or Executive may terminate Executive’s employment at any time for any reason or no reason, subject to the terms and conditions of this Section 4.  The following provisions shall control any such termination of Executive’s employment:

(a)           Termination Without Cause.  The Company may terminate Executive’s employment without Cause (as defined below) at any time during the Employment Period upon written notice to Executive provided in accordance with Section 7 below.  If Executive’s employment is terminated as provided in this Section 4(a), the Company shall promptly, or in the case of obligations described in clause (v) below, as such obligations become due to Executive, pay or provide to Executive, (i) Executive’s earned but unpaid Base Salary accrued through the Date of Termination, (ii) any Annual Bonus required to be paid to Executive pursuant to this Agreement for any calendar year of the Company ending prior to the Date of Termination (as defined below), to the extent payable, but not previously paid, (iii) reimbursement of any business expenses incurred by Executive prior to the Date of Termination that are

Exhibit 10.34

reimbursable under Section 3(f) above, and (iv) any vested benefits and other amounts due to Executive under any plan, program or policy of the Company or OA (together, the “Accrued Obligations”).  In addition, subject to Section 4(i) below, Executive’s execution and non-revocation of a binding Release (as defined below) in accordance with Section 4(f) below and Executive’s continued compliance with the Confidentiality Agreement (as defined below), Executive shall be entitled to the following payments and benefits from the Company (the “Severance”):

(1)
continued payment of 100% of Executive’s Base Salary at the rate in effect as of the Date of Termination, in substantially equal installments, for a period of twelve months following the Date of Termination, in accordance with the Company’s normal payroll procedures applicable to senior executives of OA, as in effect from time to time (but no less often than monthly), provided, that payment of the amounts described in this Section 4(a)(1) shall not commence until the Company’s first payroll date occurring on or after the 30th day following the Date of Termination (the “First Payroll Date”) and any amounts that would otherwise have been paid prior to the First Payroll Date shall instead be paid on the First Payroll Date;

(2)
subject to Executive’s proper election to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a period of twelve months from the Date of Termination, the Company will pay Executive the difference between Executive’s COBRA premiums (in respect of COBRA benefits to be provided through third-party insurance maintained by the Company under the Company’s benefit plans for Executive and his legal dependents, to the extent each such individual received healthcare coverage provided by the Company immediately prior to such termination of employment), and the cost to Executive of such coverage immediately prior to such termination (subject to premium increases affecting participants in such plan(s) generally). The Company shall provide this premium cost offset in a manner that causes such COBRA benefits to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), provided, that if during the twelve month period, any plan pursuant to which such benefits are to be provided ceases to be exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each such remaining premium cost offset shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly

Exhibit 10.34

installments over the remainder of the twelve month period.   Following such twelve-month continuation period, any further continuation of such coverage shall be at Executive’s sole expense, as and to the extent provided by law; and

Each payment under this Section 4(a)(1)(2) and (3) above shall be treated as a separate payment for the purposes of Section 409A.

(b)           Death; Disability.  If Executive dies during the Employment Period or Executive’s employment is terminated due to Executive’s Disability (as defined below), Executive or Executive’s estate, as applicable, shall be entitled to receive the Accrued Obligations.  In addition, subject to Executive’s (or Executive’s estate’s) execution and non-revocation of a binding Release in accordance with Section 4(g) below and Executive’s continued compliance with the Confidentiality Agreement (upon a Disability termination), Executive (or Executive’s estate) shall be entitled, for a period of six months commencing on the Date of Termination, to payment of an amount equal to 50% of the Annual Base Salary, payable over six months from Executive’s death or Disability in approximately equal installments on regular salary payment dates.

(c)           Cause.  If Executive’s employment becomes terminable by the Company for Cause (as defined below), the Company may terminate Executive’s employment immediately upon notice to Executive provided in accordance with Section 7 below, and Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 4(a)(v) above, as such obligations become due to Executive.

(d)           Resignation.  Executive may terminate Executive’s employment upon sixty days’ notice to OA provided in accordance with Section 7 below, subject to OA’s right to waive any or all of such notice period.  If Executive so terminates Executive’s employment, Executive shall be entitled to receive the Accrued Obligations promptly, or, in the case of benefits described in Section 4(a)(v) above, as such obligations become due to Executive.  If the Company elects to waive the notice period provided for in this Section 4(e), Executive shall not be entitled to any compensation in respect of such period.

(e)           Other Terminations.  If Executive’s employment terminates for any reason other than those specified in Sections 4(a), (b), (c) or (d)  above (including without limitation, expiration of the Employment Period or election by the Company or Executive not to extend the Employment Period), the Company shall promptly, or in the case of items described in Section 4(a)(v) above, as such obligations become due to Executive, pay or provide to Executive the Accrued Obligations.

(f)           Release; Exclusivity of Benefits.  Notwithstanding anything in this Agreement to the contrary, it shall be a condition to Executive’s right to receive the Severance that Executive (or Executive’s estate)

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execute, deliver to the Company and not revoke a general release of claims in a form reasonably prescribed by the Company (the “Release”).  Except as expressly provided in this Section 4, upon the termination of Executive’s employment, the Company shall have no obligations to Executive in connection with Executive’s employment with the Company or the termination thereof.

(g)           Definitions.

“Cause” shall mean (i) a material breach of this Agreement by Executive; (ii) the willful or repeated failure or refusal by Executive substantially to perform Executive’s material duties hereunder; (iii) Executive’s commission of any felony or other crime involving moral turpitude, (iv) fraud, embezzlement or misappropriation by Executive relating to the Company or its funds, properties, corporate opportunities or other assets to the extent that the Company reasonably determines such act to be materially injurious to the Company, or (v) Executive repeatedly acting in a manner or repeatedly making any statements, in either case, which the Company reasonably determines to be detrimental or damaging to the reputation, operations, prospects or business relations of the Company.

“Disability” shall mean that Executive has become entitled to receive benefits under the applicable provisions of a Company long-term disability insurance program or, if no such program is applicable to Executive, then Disability means Executive’s incapacity due to physical or mental illness during which Executive is unable to substantially perform Executive’s duties under this Agreement for a period of 6 consecutive months or for 180 days within any 365-day period or which can reasonably be expected to continue indefinitely, in any case, as determined by the Committee.

“Date of Termination” shall mean the date on which Executive experiences a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).

(h)           Potential Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any Severance payments, shall be paid to Executive during the 6-month period following Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) to the extent the Committee reasonably determines Executive is a “specified employee” at the time of such Separation from Service (within the meaning of Section 409A) and that that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code and/or cause Executive to incur additional taxes under Section 409A of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period, (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such 6-month period, without interest thereon.

5.           Confidentiality, Nonsolicitation and Noncompetition.  Concurrently herewith, Executive agrees to execute and comply with the terms of the Confidentiality, Nonsolicitation

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and Noncompetition Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”).  The compensation and benefits provided under this Agreement are hereby acknowledged by the Parties hereto to constitute adequate consideration for Executive’s entering into the Confidentiality Agreement.

6.           Representations.

(a)           No Violation of Other Agreements.  Executive hereby represents and warrants to the Company that (i) Executive is entering into this Agreement voluntarily and that the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, including without limitation, any agreements with the Company or any of its affiliates, and (ii) Executive is not bound by the terms of any agreement with any previous employer or other Party to refrain from competing, directly or indirectly, with the business of such previous employer or other Party that would be violated by Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

(b)           No Disclosure of Confidential Information.  Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

7.           Notice.  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the Parties):
If to the Company or On Assignment:

           On Assignment, Inc.
           26745 Malibu Hills Road
           Calabasas, CA 91301
           Tel: (818) 878-7900
           Attention: Chief Executive Officer

If to Executive: to the most current home address on file with the Company’s Human Resources Department,

or to such other address as any Party may designate by notice to the other in accordance with this Section 7, and shall be deemed to have been given upon actual receipt.

9.           Section 409A.

(a)           General.  The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A.  Notwithstanding any provision of this Agreement to the contrary, in the event that following the effective date hereof, the Company reasonably determines that any payments or benefits hereunder are not either

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exempt from or compliant with the requirements of Section 409A, the Company and Executive shall work together in good faith to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder, provided that the Company shall have no obligation to take any action described in this Section 9(a), to the extent the Company determines that taking any such action would be detrimental to Company, or under any circumstances to indemnify Executive for any failure of any provision of this Agreement to comply with or be exempt from the requirements of Section 409A.

(b)           Certain Reimbursements.  To the extent that any reimbursements hereunder constitute taxable compensation to Executive, such reimbursements shall be made to Executive promptly, but in no event after December 31st of the year following the year in which the expense was incurred, the amount of any such amounts reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

10.           Miscellaneous.

(a)           Governing Law.  The rights and duties of the Parties will be governed by the law of the State of Utah, excluding any choice-of-law rules that would require the application of the laws of any other jurisdiction.  The Parties consent to the jurisdiction of the state and federal courts located in the state of Utah to adjudicate any disputes between the Parties.

(b)           Captions.  The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

(c)           Amendment.  The terms of this Agreement may not be amended or modified other than by a written instrument executed by the Parties or their respective successors.

(d)           Withholding.  The Company shall withhold from any amounts payable under this Agreement all federal, state, local and/or foreign taxes, as the Company determines to be legally required pursuant to any applicable laws or regulations.

(e)           No Waiver.  Failure by any Party to insist upon strict compliance with any provision of this Agreement or to assert any right such Party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

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(g)           Construction.  The Parties hereto acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to all Parties and not in favor or against any Party by the rule of construction abovementioned.

(h)           Assignment.  This Agreement is binding on and for the benefit of the Parties and their respective permitted successors, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.

(i)           Payment of Fees and Expenses.  In the event that any Party initiates legal proceedings seeking legal or equitable relief relating to one or more issues of or concerning an alleged breach of any provision of this Agreement or seeking enforcement of any provision of this Agreement, the Party that prevails in such legal proceeding with respect to any such issue shall be entitled to payment from the non-prevailing Party of all reasonable attorneys’ fees and expenses incurred by the prevailing Party in connection with any such legal proceeding.  “Expenses” shall include, but not be limited to, all reasonable expenses and will not be limited to costs as defined by Rule 54 of the Utah Rules of Civil Procedure.

(j)           Entire Agreement.  As of the Effective Date, this Agreement, together with the Confidentiality Agreement, constitutes the final, complete and exclusive agreement and understanding between Executive, OA the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements offers or promises, whether oral or written, made to Executive by the Company, OA or any representative thereof.

(k)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(l)           Construction.  Where the context requires, the singular shall include the plural, the plural shall include the singular and any gender shall include both genders.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company and OA have each caused these presents to be executed in their respective names on their respective behalves, all as of the day and year first above written.

[signature page follows]

Exhibit 10.34

ON ASSIGNMENT, INC.

By:/s/ Peter Dameris
Name: Peter Dameris
Title:  President & Chief Executive Officer

VISTA STAFFING SOLUTIONS, INC.

By: /s/ Peter Dameris
Name: Peter Dameris
Title:  Director

       /s/ Christian Rutherford
                                                                                                                 CHRISTIAN RUTHERFORD

Exhibit A

CONFIDENTIALITY, NON-SOLICITATION
AND NON-COMPETITION AGREEMENT

CONFIDENTIALITY, NON-SOLICITATION
AND NON-COMPETITION AGREEMENT

This Confidentiality, Non-Solicitation and Non-Competition Agreement (the “Agreement”) is made by and among Vista Staffing Solutions, Inc. (including all subsidiaries and divisions thereof, the “Company”), On Assignment, Inc. (“On Assignment”) and Christian Rutherford (“Executive”).  The Company, On Assignment and Executive are later in this Agreement sometimes referred to individually as a “Party” or collectively as the “Parties.”

 WHEREAS, the Parties are entering into an employment agreement on this date (the “Employment Agreement”), pursuant to which Executive will be eligible to receive certain compensation and benefits in conjunction with his employment with Company;

NOW, THEREFORE, in consideration of and integral to the consideration provided under the Employment Agreement, in addition to other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Confidential Information.

 a.           Executive acknowledges and understands that Executive has had or will have access to certain confidential, secret and proprietary information and materials owned by the Company or its affiliates or which relate to the Company’s or its affiliates’ historical, current or planned business or business activities, including but not limited to, all information that relates to (a) the Company’s business plans, strategic plans, forecasts, budgets, sales, projections and costs; (b) the Company’s personnel and payroll records and employee lists; (c) candidates and consultant/contractors, including without limitation any physicians with which the Company engages, and further including lists, resumes, preferences, transaction histories, rates and related information; (d) the Company’s customers and prospective customers, including their identity, customer files, special needs, job orders, preferences, transaction histories, contacts, characteristics, agreements and prices; (e) marketing activities, plans, promotions, operations, and research and development; (f) business operations, internal structures and financial affairs; (g) systems and procedures; (h) inventions (subject to Section 3 below), processes, formulas, designs and developments; (i) pricing structure; (j) proposed services and products; (k) contracts with other Parties; (l) solutions to Company’s customer’s technical problems; (m) Company customer history and technical information and (n) information on all persons for whom the Company or its affiliates perform services or with whom Executive had contact related to the Company’s or its affiliates’ current or planned business or business activities and all other information the Company or its affiliates reasonably designate as “confidential” (hereafter the “Confidential Information”), provided, that Confidential Information shall not include information which (i) is or becomes publicly known other than as a result of Executive’s actions in violation of this Agreement; (ii) has been made available by the Company or its affiliates, directly or indirectly, to a non-affiliated third Party without obligation of confidentiality; or (iii) Executive is obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that Executive gives On

Assignment prompt written notice of such requirement prior to such disclosure and assistance in seeking an order protecting such Confidential Information from public disclosure.

 b.           In addition to the foregoing, Executive acknowledges that the term “Confidential Information” includes (i) all information that has or could have commercial value or other utility in the Company’s Business, or the unauthorized disclosure of which could be detrimental to the Company’s interests, whether or not such information is specifically identified as Confidential Information by the Company and (ii) any and all information that the Company is obligated to maintain as confidential or that the Company may receive or has received from others with any understanding, express or implied, that it will not be disclosed.  Executive acknowledges and agrees that all Confidential Information shall be considered trade secrets of the Company and shall be entitled to all protections given by law to trade secrets.  Confidential Information shall apply to every form in which information shall exist, whether written, film, tape, computer disk or other form of media, including original materials and any copies thereof.

 c.           Executive agrees that the Confidential Information shall be the sole and exclusive property of the Company.  Executive will not, at any time, disclose or make known or use any Confidential Information to any person, firm, corporation or other entity, except as authorized to do so in writing signed by an executive officer of On Assignment.  Moreover, Executive will not directly or indirectly help or assist any other person to do any of the prohibited acts listed in this section.

2. Documents.  All notes, memoranda, files, records, writings and other documents, whether on tangible or electronic media (“Documents”), which Executive used or came into contact with which relate to or are useful in any manner to the Business now or hereafter conducted by the Company are and shall remain the sole and exclusive property of the Company.  Executive shall not remove from the Company’s premises the original or any reproduction of any such Documents nor any of the information contained therein without the prior written consent of an authorized representative of On Assignment.

3. Developments.

a.           Property of the Company.  All Developments (as defined below) are the sole property of the Company and, to the greatest extent possible, shall be deemed assets of the Company and Executive shall retain no rights or interest of any kind therein.  The Company shall own all right, title and interest of any kind in and to all Developments and all related intellectual property, ownership and other rights and Executive shall have no claim, interest, right or title in and to each of the Developments and all related intellectual, ownership and other rights thereto.

b.           Waiver of Rights; License.  In the event that, by operation of law or otherwise, Executive retains any rights to any Developments or any related intellectual property, ownership or other rights, Executive hereby transfers and assigns to the Company, without further consideration, Executive’s entire right, title and interest in and to such Developments and all related intellectual property, ownership and other rights, and Executive hereby waives any and all rights or interest of any kind therein including any moral rights; and to the extent any right, title or interest in and to any Developments or any related intellectual property, ownership or other rights cannot fully be assigned by Executive to the Company, Executive hereby grants to the Company an exclusive, royalty-free, transferable, irrevocable, perpetual, worldwide license (with rights to sublicense) to use, exploit and practice such non-assignable right, title and interest.

c.           Cooperation.  Executive agrees to assist the Company in protecting the Company’s sole interest in the Developments, and to execute any and all documents reasonably required or requested by the Company to ensure that all intellectual property rights in the Developments are owned solely and exclusively by the Company.  Executive hereby irrevocably appoints the Company as Executive’s true and lawful attorney-in-fact, which appointment is coupled with an interest to act for and on Executive’s behalf to execute, verify and file any such documents and to do all other acts to further the purposes of this paragraph with the same legal force and effect as if executed by Executive (including without limitation the right to execute assignments of and to register any and all rights to the Developments), and this appointment shall survive termination of this Agreement.  Executive agrees to promptly and fully disclose in writing to the Company all Developments for a period beginning on the date of the Employment Agreement until the first anniversary of the Date of Termination (as defined in the Employment Agreement) (the “Restricted Period”).  For the avoidance of doubt, the obligations in this agreement including, without limitation, the Restrictive Covenants in Section 4, apply regardless of the reason for Executive’s termination of employment.

d.           Limited Scope.  This Section 3 shall not apply to any inventions that Executive develops entirely on his own time without using any of the Company’s equipment, supplies, facilities or Confidential Information and which do not relate to the Company’s present, future or prospective business, products, research and development, processes or the work Executive performed for the Company or to any invention developed by Executive that is not an “Employment Invention” as that term is defined in the Utah Employment Inventions Act.

4. Restrictive Covenants.

a.           Non-Competition.  Executive agrees that, at all times during the Restricted Period, Executive will not, either directly or indirectly, with or without compensation, individually or as an employee, agent, consultant, contractor, advisor, greater than 2% stockholder, trust beneficiary, proprietor, partner or member of, or as a person interested in or affiliated with, any other entity engage in, provide, offer to provide, or assist anyone in providing, services to a business that conducts activities (whether directly or through an affiliate or subsidiary) substantially the same as or similar to the Company’s Business or that competes with the Company’s Business anywhere within the United States (“Restricted Territory”).

b.           Employee Non-Solicitation and No-Hire.  Executive acknowledges that Executive has valuable information about the identity, qualifications and on-going performance of the employees and independent contractors of the Company.  During the Restricted Period, Executive agrees that Executive will not directly or indirectly (i) hire, solicit, seek to employ, or seek to retain the services of any person who is at that time or was within the previous twelve

(12) months providing services to the Company as an employee or independent contractor, (ii) persuade, induce or attempt to persuade or induce any such person to leave his/her employment or to refrain from providing services to the Company or (iii) disclose any Confidential Information about any such employee or independent contractor to any prospective employer.

c.           Client Non-Solicitation.  Executive agrees that, at all times during the Restricted Period, Executive shall not, nor shall Executive cause, any person or entity under Executive’s direct or indirect control to, directly or indirectly interfere with any business relationship between the Company and any of its Clients.  Executive further agrees that during the Restricted Period, Executive will not (i) solicit, seek to provide or provide services to any Client for or on behalf of any entity engaged in or seeking to be engaged in the Company’s Business, or (ii) persuade, induce or attempt to persuade or induce any such entity to alter or reduce its use of services from the Company.

d.           Notification.  Executive agrees that, at all times during the Restricted Period, Executive will promptly inform the Company in writing of any employment or other business affiliations that Executive has with any business or business entity offering or planning to offer a service or product in competition with the Company.  Such information will include, but not be limited to: (a) the name and address of the business or business entity with which Executive has such a relationship; and (b) the general nature of Executive’s business-related activities.  To the extent requested by the Company or On Assignment, Executive agrees to provide such additional information as the Company or On Assignment reasonably believes to be necessary for the Company or On Assignment to ascertain whether Executive is complying with this Agreement

e.           Reasonableness of Restrictions.  Executive  acknowledges and agrees that (a) the Company’s business is national in scope due to the nature of its services and Clients; and (b) due to the nature of Executive’s ownership of and managerial responsibilities at the Company, Executive had broad access to the Company’s Confidential Information, responsibility for determining the Company’s policies and strategic plans and regular interaction with the Company’s Clients.  In view of the foregoing, the time limitation and geographic scope of the restrictive covenants in this section are reasonable and necessary to protect the Company’s legitimate interests, including, without limitation, its Confidential Information, Client relationships and good will.  Nevertheless, in the event that any such geographic scope and/or time limitation is deemed to be unreasonable by a court, the Parties agree that such restrictions may be modified to the extent necessary to render them reasonable and enforceable.  In the event that Executive is in breach of any of the foregoing restrictions, the time limitation thereof shall be extended for a period of time equal to the period of Executive’s breach so as to provide the Company with the full benefit of the restriction.

5. No Conflict or Constraint.  Executive represents and warrants that this Agreement does not conflict with and will not be constrained by any prior business or employment relationship or contract.

6. Definitions.  For purposes of this Agreement:

a.	“Business” shall mean the temporary and permanent staffing of medical clinicians, including without limitation, physicians, physicians assistants, nurses and other allied health professionals.

b.
“Clients” shall mean all customers or clients for whom or which the Company has performed during the preceding twelve months or is then-performing services or has made during the preceding twelve months or is then-making sales in the course of the Company’s Business and any potential customers or clients with which the Company is then or has been in active negotiation, in either case, prior to the date of this Agreement, notwithstanding that some or all such Clients may be or may have been, induced to give their patronage to the Company by Executive’s solicitations or by someone on Executive’s behalf, and notwithstanding that all or some of such Clients previously may have been Executive’s customers.

c.
“Developments” means any and all: (i) ideas, designs, designations, concepts, inventions, products, discoveries, improvements, processes, machines, manufacturing, marketing, service methods and techniques, formulae, designs, composition of matter, styles and specifications (whether or not protectable under patent or other laws), (ii) works of authorship or information fixed in any tangible medium of expression or mask works, (iii) trademarks, service marks or trade names, (iv) trade secrets and know-how (including, without limitation, any of the foregoing relating to formulae, patterns, compilations, programs, methods, techniques or processes), (v) subject matter otherwise protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and (vi) products, systems, equipment, or devices which are conceived, reduced to practice, created, derived, developed or made from any of the foregoing clauses, and with respect to such foregoing clauses other than clause (v), whether or not protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, which are conceived, reduced to practice, created, derived, developed, improved or made by Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) prior to the date of this Agreement, which may pertain to the present, future or prospective business, products, research and development, or processes of the Company.

7. Affirmation of Agreement.  If requested by the Company or On Assignment, Executive agrees to reaffirm in writing the obligations imposed by, and Executive’s past compliance with, any or all of the provisions of this Agreement.

8. Injunctive Relief.  Executive agrees that it is impossible to measure in money the damages that will accrue to the Company and On Assignment in the event that Executive breaches any of the restrictions provided this Agreement.  Accordingly, in the event that Executive breaches any such restriction, the Company and On Assignment shall be entitled to an injunction, without the need to post any bond therefore, restraining Executive from further violating such restriction.  If the Company or On Assignment shall institute any action or proceeding to enforce any such restriction, Executive hereby waives the claim or defense that the Company and/or On Assignment has an adequate remedy at law and agree not to assert such claim or defense.  In the event that Executive breaches any restriction in this Agreement, the time limitation set forth in this Agreement regarding such restriction shall be extended for a period of time equal to the period of time during which Executive is in breach, such that the Company and On Assignment receive the full benefit of the restriction.  The foregoing shall not prejudice the Company’s or On Assignment’s right to require Executive to account for and pay over to the Company, and On Assignment and Executive hereby agree to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by Executive as a result of any transaction constituting a material breach of any of the restrictions provided in this Agreement.

9. Entire Agreement.  This Agreement, together with the Employment Agreement, constitutes the entire understanding and agreement of Executive, the Company and On Assignment with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between On Assignment, the Company and Executive, including any such agreement entered into with any division or subsidiaries of the Company or any predecessors of the Company.

10. Severability.  If any portion of this Agreement is held to be invalid or unenforceable, or excessively broad, the remaining covenants and restrictions or portions thereof shall remain in full force and effect to the fullest degree possible to achieve the purposes of this Agreement and to afford the Company and On Assignment the maximum protections allowed by law and, if with respect to any of the provisions contained in Section 4 above, the invalidity or unenforceability is due to the deemed unreasonableness of time or geographical restrictions, such covenants and restrictions shall be effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction.  The Parties agree that the Court shall construe any invalid or unenforceable provisions in the manner that most closely reflects the effect and intent of the original language.

11. Amendment.  Each Party agrees that any term or provision of this Agreement may be amended or waived only by a writing signed by the other Parties.  The failure of any Party to enforce any of the provisions in this Agreement will not be construed to be a waiver of the right of that Party to enforce any such provision thereafter.

12. Disclosure.  Executive agrees that this Agreement is not confidential, and that the Company and On Assignment may provide copies of this Agreement to others, including persons or entities that may employ, do business with, or consider employing or doing business with Executive in the future.  Notwithstanding the foregoing, Company or OA will take reasonable efforts to inform Executive to whom and when this agreement is provided to others.

13. Acknowledgment.  By signature below, each Party acknowledges that it (a) has had sufficient opportunity to read each provision of this Agreement and understands each provision, (b) has had an opportunity to review the Agreement with legal counsel of its choice, (c) is not under duress, and (d) is not relying on any representations or promises that are not set forth in the Agreement.

14. Payment of Fees and Expenses.  In the event that any Party initiates legal proceedings seeking legal or equitable relief relating to one or more issues of or concerning an alleged breach of any provision of this Agreement or seeking enforcement of any provision of this Agreement, the Party that prevails in such legal proceeding with respect to any such issue shall be entitled to payment from the non-prevailing Party of all reasonable attorneys’ fees and expenses incurred by the prevailing Party in connection with any such legal proceeding.  “Expenses” shall include, but not be limited to, all reasonable expenses and will not be limited to costs as defined by Rule 54 of the Utah Rules of Civil Procedure.

15. Enforcement.  The rights and duties of the Parties will be governed by the local law of the State of Utah, excluding any choice-of-law rules that would require the application of the laws of any other jurisdiction, which shall be the exclusive jurisdiction for adjudicating any disputes between Executive, On Assignment and the Company arising out of or relating to this Agreement.

16. Headings.  The headings of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

17. Construction.  Where the context requires, the singular shall include the plural, the plural shall include the singular and any gender shall include both genders.

Each of the Parties hereto acknowledges that such Party has read this Agreement, that such Party understands each and every provision of this Agreement, and that nothing such Party has been told is in any way at variance or in conflict with the provisions of this Agreement.

[signature page follows]

CHRISTIAN RUTHERFORD

/s/ Christian Rutherford

VISTA STAFFING SOLUTIONS, INC.

/s/ Peter Dameris
Name: Peter Dameris
Title:  Director

ON ASSIGNMENT, INC.

/s/ Peter Dameris
Name:  Peter Dameris
Title: Chief Executive Officer